UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 7, 2007
EATON CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-1396	34-0196300

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Eaton Center Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)
(216) 523-5000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Elections of Directors; Appointment of Principal Officers.
     On May 10, 2007, Eaton Corporation (the “Company”) announced that, after more than 30 years of service with the Company, Stephen M. Buente, Senior Vice President and President— Automotive Group, informed the Company and its Board of Directors that he will retire effective as of July 1, 2007. Scott L. King has been elected to the position of Senior Vice President and President — Automotive Group, also effective as of July 1, 2007.
     Pursuant to the terms of the applicable Stock Plans of the Company, the Compensation and Organization Committee of the Board of Directors has exercised its discretionary authority to provide Mr. Buente with customary benefits for retiring executives of the Company. In addition, the Committee has approved certain modifications to the Agreements relating to Restricted Shares previously awarded to Mr. Buente. Under the Agreements, as so modified, a total of 6,300 Restricted Shares which otherwise would have been forfeited upon Mr. Buente’s retirement instead will vest on May 7, 2007. In consideration for the vesting of these Restricted Shares, Mr. Buente has agreed to provide advice from time to time through December 31, 2008 as reasonably requested by the senior management of the Company’s Automotive Group. Except for the vesting of these Restricted Shares, Mr. Buente will receive no compensation in exchange for the time he may devote to providing this advice.
     A copy of the press release issued by the Company on May 10, 2007 announcing Mr. Buente’s retirement and the election of Mr. King is included as Exhibit 99.1 to this Report and is incorporated herein by reference. A copy of the form of the Company’s Restricted Share Agreements is filed as Exhibit 10(ff) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and is incorporated herein by reference.
     Item 9.01. Financial Statements and Exhibits.

Number	Exhibit

10.1	Form of Restricted Share Agreement — filed as Exhibit 10(ff) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and incorporated herein by reference.

99.1	Press Release, issued on May 10, 2007 — included with this report.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EATON CORPORATION
Date: May 10, 2007	/s/ R. H. Fearon
R. H. Fearon
Executive Vice President - Chief Financial and Planning Officer